                                  SCHEDULE 14A
                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_| Preliminary Proxy Statement              |-| Confidential,  for  Use  of the
                                                 Commission  Only (as permitted
                                                 by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|X| Soliciting  Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Cornerstone Properties Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

             ---------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

             ---------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             ---------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

             ---------------------------------------------------------------

         (5) Total fee paid:

             ---------------------------------------------------------------


|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

         THE FOLLOWING IS A PRESS RELEASE DISSEMINATED BY CORNERSTONE PROPERTIES INC. ON MARCH 3, 2000.

                                    * * * * *

FOR ADDITIONAL INFORMATION, CONTACT:
Kevin P. Mahoney
Senior Vice President  and Chief Financial Officer
212/605-7142

Jennifer R. Wall
Vice President, Investor Relations
212/605-7136, INVESTOR@CSTONEPROP.COM

FOR IMMEDIATE RELEASE
---------------------

          CORNERSTONE PROPERTIES ANNOUNCES FOURTH QUARTER AND YEAR END
          ------------------------------------------------------------
                                     RESULTS
                                     -------

                 FOURTH QUARTER FFO PER DILUTED SHARE OF $0.41;
                 ----------------------------------------------
                    10.8% GROWTH OVER THE SAME PERIOD IN 1998
                    -----------------------------------------



NEW YORK, NEW YORK (March 3, 2000) . . . Cornerstone Properties Inc. (NYSE:CPP) announced today results for the fourth quarter and year ended December 31, 1999. Funds from operations (FFO) for the fourth quarter totaled $62.8 million, or $0.41 per share on a diluted basis as compared with $43.3 million, or $0 .37 per share, on a diluted basis, for the 1998 fourth quarter. This represents a 10.8% increase in diluted FFO per share. Revenues for the 1999 fourth quarter totaled $155.5 million, as compared to revenues of $102.4 million for the same period in 1998, a 52% increase. Net income for the 1999 fourth quarter totaled $133.6 million as compared to $22.5 million for the same period in 1998, a 494% increase. The weighted average number of basic shares and units outstanding totaled 148,681,127 for the fourth quarter 1999 and 152,617,790 on a diluted basis.

John S. Moody, Cornerstone Properties' President and Chief Executive Officer, commented, "These strong results were attributable to strong occupancy growth and rental rate increases in our California markets. An example of this growth can be seen in the same-store growth during the year on the properties acquired in the Wilson merger. Same-store net operating income for these properties for the fourth quarter of 1999 as compared to the 1999 first quarter grew in excess of 17%."

Same-store net operating income for the fourth quarter (not including the Wilson properties) of 1999 increased 0.2% on a GAAP basis and 2.4% on a cash basis compared to the fourth quarter of 1998. The same-store portfolio, which consists of 19 buildings acquired on or prior to October 1, 1998, decreased slightly from 97.6% leased at October 1, 1998 to 97.5% leased at December 31, 1999. The total portfolio at December 31, 1999, was 97% leased.

For the 12 months ended December 31, 1999, FFO totaled $243.2 million on revenues of $617.4 million compared with FFO of $156.7 million on revenues of $359.5 million for the same period in 1998, a 55% increase in FFO and a 72% increase in revenues. FFO per diluted share for the 12 months ended December 31, 1999 was $1.59 as compared to $1.45 for the same period in 1998, a 9.7% increase.

Operating margins, defined as rental income less building operating expenses divided by rental income, increased to 66.4% in the fourth quarter of 1999 as compared to 65.0% for the fourth quarter of 1998. Operating margins for the 12 months ended December 31, 1999 were 66.2% as compared to 64.1% for the same period in 1998.

Same-store net operating income for the 12 months ended December 31, 1999 (not including the Wilson properties) increased 3.6% on a GAAP basis and 4.7% on a cash basis compared to the 12 months ended December 31, 1998. The same-store portfolio, which consists of 14 buildings acquired prior to January 1, 1998, increased from 96.9% leased at January 1, 1998 to 97.2% leased at December 31, 1999.

Leasing activity during the fourth quarter of 1999 totaled approximately 690,000 square feet. The weighted average gross rental rate on leases signed during the quarter was $33.87 per square foot as compared to $31.91 per square foot for the average rental rate on expiring leases, a 6.1% increase in rental rates, on a GAAP basis. Leasing activity for the full year 1999 totaled approximately 2,892,000 square feet. The weighted average gross rental rate on leases signed during the 12 month period ended December 31, 1999 was $32.67 per square foot as compared to $27.87 per square foot for the average rental rate on expiring leases, a 17.2% increase in GAAP rental rates.

During the fourth quarter Cornerstone Properties closed or announced the following transactions:

        o Exited Denver market through the sale of One Norwest Center for $208.5 million. Also sold two smaller California properties which brought the total proceeds for the Company's 1999 disposition program to over $495 million.

        o Acquired a six-acre development project in San Mateo County, California for $36 million. The land is entitled for the development of 381,000 rentable square feet of Class A office space, 17,400 square feet of street level retail space, 1,364 parking spaces and a one-acre landscaped park.

Supplemental financial information will be available at our website before the close of business today. Please note that the Company's supplemental information has been revised in order to allow for easier analysis when comparing Cornerstone's results to those of EOP.

Cornerstone Properties is a fully-integrated real estate investment trust (REIT) with a full range of development, acquisition, management and leasing capabilities. On February 11, 2000, Cornerstone announced that it entered into an agreement and plan of merger with Equity Office Properties Trust (NYSE:EOP). (See release at www.cstoneprop.com/news). The Company currently owns 84 Class A office properties throughout the U.S. totaling over 17 million square feet and has an additional $884 million of projects under development. The properties are located in the major suburban markets and central business districts of Seattle, Northern and Southern California, Minneapolis, Chicago, Boston, New York, Washington, D.C. and Atlanta. For more information visit the Cornerstone Properties website at http://www.cstoneprop.com/.

To sign up for our press release e-mail list, go to http://www.cstoneprop.com/e-mail.

Investors should read the joint proxy statement/prospectus regarding the proposed merger with Equity Office Properties Trust when it becomes available because it will contain important information. Investors may obtain a free copy of the joint proxy statement/prospectus when it is available from the SEC website at www.sec.gov. The joint proxy statement/prospectus may also be obtained for free by directing a request to Cornerstone Properties Inc., Tower 56, 126 East 56th Street, New York, NY 10022, Attn: Corporate Secretary, telephone: (212) 605-7100.

The identity of persons who, under SEC rules, may be considered "participants in the solicitation" in connection with the proposed merger, and a description of their ownership interests in Cornerstone, is available in a filing on Schedule 14A made by Cornerstone on February 18, 2000, and available on the SEC website or at the address above.

                           CORNERSTONE PROPERTIES INC.
                              FUNDS FROM OPERATIONS
                                DECEMBER 31, 1999

                                             3 MONTHS ENDED   3 MONTHS ENDED  12 MONTHS ENDED  12 MONTHS ENDED
                                                12/31/99         12/31/98         12/31/99         12/31/98
                                             -----------------------------------------------------------------
                                                           (in thousands, except per share amounts)
Rental Income (1)                                 $ 155,069        $ 101,393        $ 619,394        $ 361,385
Building Operating Expenses (1)                      52,173           35,464          209,536          129,832
                                             -----------------------------------------------------------------
Building Net Operating Income                       102,896           65,929          409,858          231,553
                                             -----------------------------------------------------------------
Corporate General and Administrative (1) (2)         (7,909)          (4,011)         (32,421)         (12,724)
Interest and Other  Income (1)                        4,949            2,712           15,781            9,879
                                             -----------------------------------------------------------------
EBITDA                                               99,936           64,630          393,218          228,708
                                             -----------------------------------------------------------------
Interest Expense (1)                                (34,156)         (19,861)        (140,161)         (67,585)
Minority Adjustments (1)                             (3,129)          (2,068)         (10,631)          (6,739)
Rent Notes                                              -                398              -              1,531
                                             -----------------------------------------------------------------
Funds From Operations                                62,651           43,099          242,426          155,915
Interest on Convertible Debt                            188              186              745              790
                                             -----------------------------------------------------------------
Funds From Operations (Adjusted for
       convertible debt)                          $  62,839        $  43,285        $ 243,171        $ 156,705
                                             -----------------------------------------------------------------
Weighted Average Shares/Units                       148,681          113,236          148,655          103,882
Weighted Average Diluted Shares/Units               152,618          117,272          152,676          108,052
FFO PER SHARE/UNIT (BASIC)                        $    0.42        $    0.38        $    1.64        $    1.51
FFO PER SHARE/UNIT (DILUTED)                      $    0.41        $    0.37        $    1.59        $    1.45
Less: Capital Expenditures Per Share/Unit              0.03             0.02             0.14        $    0.08
                                             -----------------------------------------------------------------
AFFO Per Share/Unit                               $    0.38        $    0.35        $    1.45        $    1.37
                                             -----------------------------------------------------------------
Funds From Operations                             $  62,651        $  43,099        $ 242,425        $ 155,915
Less: Preferred Dividends                              (875)            (875)          (3,500)          (3,500)
Less: Recurring Lease Costs and
       Capital Expenditures (3)                      (5,115)          (2,811)         (21,872)          (8,501)
Less: Straight Line Rents Adjusted For
       Minority Interest                             (5,552)          (4,151)         (25,290)         (14,543)
                                             -----------------------------------------------------------------
Funds Available for Distribution                  $  51,109        $  35,262        $ 191,764        $ 129,371
                                             -----------------------------------------------------------------
Weighted Average Common Shares and Units
       Outstanding                                  148,681          113,236          148,655          103,882
Funds Available for Distribution Per Share/Unit   $    0.34        $    0.31        $    1.29        $    1.25
Distribution Per Share/Unit                       $    0.30        $    0.30        $    1.20        $    1.20



(1) For the three months ended December 31, 1999 rental income has been increased by $3,169,000, building operating expenses have been increased by $1,639,000, corporate general and administrative expense has been increased by $1,313,000, interest and other income has been increased by $1,546,000, interest expense has been increased by $597,000 and minority adjustments have been increased $570,000 in order to show Cornerstone's equity investments had they been consolidated. For the three months ended December 31, 1998 rental income has been increased by $2,645,000, building operating expenses have been increased by $888,000, corporate general and administrative expense has been increased by $263,000, interest and other income has been increased by $328,000 and interest expense has been increased by $52,000 in order to show Cornerstone's equity investments had they been consolidated.

         For the twelve months ended December 31, 1999 rental income has been increased by $11,985,000, building operating expenses have been increased by $5,352,000, corporate general and administrative expense has been increased by $6,276,000, interest and other income has been increased by $6,640,000, interest expense has been increased by $2,402,000 and minority adjustments have been increased $2,190,000 in order to show Cornerstone's equity investments had they been consolidated. For the twelve months ended December 31, 1998 rental income has been increased by $22,870,000, building operating expenses have been increased by $7,409,000, corporate general and administrative has been increased by $263,000, interest and other income has been increased by $328,000 and interest expense has been increased by $52,000 in order to show Cornerstone's equity investments had they been consolidated.

(2) Non-recurring merger severance costs of $614,000 and $861,000 have been deducted from general and administrative expenses for the three and twelve months ended December 31, 1999, respectively. Non-recurring severance costs of $478,000 have been deducted from general and administrative expenses for the three and twelve months ended December 31, 1998.

(3) Based on a five year 1995-1999 average of recurring (non revenue generating) tenant leasing costs of $9.65 per square foot leased times the five year (2000-2004) average quarterly lease expiration (adjusted for minority interest) of 454,055 square feet or $4,381,631, plus a capital expenditure reserve (adjusted for minority interest) of $0.17 per square foot ($733,257).

Year to date the Company has incurred $25,246,616 in recurring tenant costs (adjusted for minority interest) in leasing 2,322,790 square feet or a cost of $10.87 per square foot. Year to date the Company has incurred $3,932,405 in recurring capital costs (adjusted for minority interest) or $0.23 per square foot on an annualized basis.

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
     FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 1999 AND 1998
             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                                                      THREE MONTHS   THREE MONTHS  TWELVE MONTHS  TWELVE MONTHS
                                                                          ENDED          ENDED         ENDED          ENDED
                                                                      DECEMBER 31,   DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                                          1999           1998          1999           1998
                                                                      ------------   ------------  -------------  -------------
REVENUES
       Office and parking rentals                                        $ 151,900      $  98,748      $ 607,409      $ 338,515
       Earnings in joint ventures                                              212          1,270            898         11,420
       Interest and other income                                             3,403          2,384          9,141          9,551
                                                                      ------------   ------------  -------------  -------------
           TOTAL REVENUES                                                  155,515        102,402        617,448        359,486
                                                                      ------------   ------------  -------------  -------------
EXPENSES
       Building operating expenses                                          34,587         22,716        132,630         75,663
       Real estate taxes                                                    15,946         11,860         71,554         46,760
       Interest expense                                                     33,560         19,809        137,759         67,533
       Depreciation and amortization                                        24,233         16,717         96,726         59,278
       General and administrative                                            7,210          4,226         27,006         12,939
                                                                      ------------   ------------  -------------  -------------
           TOTAL EXPENSES                                                  115,536         75,328        465,675        262,173
                                                                      ------------   ------------  -------------  -------------
                                                                            39,979         27,074        151,773         97,313
                                                                      ------------   ------------  -------------  -------------
OTHER INCOME (EXPENSES)
      Carrying value in excess of market value of assets
           held for sale                                                     1,292            -              -              -
      Gain (loss) on sale of real estate assets                            121,902            248        131,034         (2,076)
                                                                      ------------   ------------  -------------  -------------
           TOTAL OTHER INCOME (EXPENSES)                                   123,194            248        131,034         (2,076)
                                                                      ------------   ------------  -------------  -------------
MINORITY INTEREST
     Minority interest in operating partnership                            (20,327)        (1,422)       (34,982)        (2,850)
     Minority interest in joint ventures                                    (1,800)        (1,365)        (5,755)        (4,619)
                                                                      ------------   ------------  -------------  -------------
           TOTAL MINORITY INTEREST                                         (22,127)        (2,787)       (40,737)        (7,469)
                                                                      ------------   ------------  -------------  -------------

Income before cumulative effect of a change in accounting principle   ------------   ------------  -------------  -------------
      and extraordinary loss                                               141,046         24,535        242,070         87,768
                                                                      ------------   ------------  -------------  -------------

Cumulative effect of a change in accounting principle                          -              -             (630)           -
Extraordinary loss                                                          (7,432)        (2,034)       (10,787)        (4,303)
                                                                      ------------   ------------  -------------  -------------
NET INCOME                                                               $ 133,614      $  22,501      $ 230,653      $  83,465
                                                                      ============   ============  =============  =============

INCOME APPLICABLE TO PREFERRED STOCK                                     $    (875)     $    (875)     $  (3,500)     $  (3,500)
                                                                      ------------   ------------  -------------  -------------

INCOME APPLICABLE TO COMMON STOCK                                        $ 132,739      $  21,626      $ 227,153      $  79,965
                                                                      ============   ============  =============  =============

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
      PRINCIPLE AND EXTRAORDINARY LOSS PER COMMON SHARE                  $    1.08      $    0.22      $    1.85      $    0.84
                                                                      ============   ============  =============  =============

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE
      AND EXTRAORDINARY LOSS PER COMMON SHARE                            $   (0.06)     $   (0.02)     $   (0.09)     $   (0.04)
                                                                      ============   ============  =============  =============
BASIC INCOME PER COMMON SHARE                                            $    1.02      $    0.20      $    1.76      $    0.80
                                                                      ============   ============  =============  =============
DILUTED INCOME PER COMMON SHARE                                          $    1.00      $    0.20      $    1.74      $    0.80
                                                                      ============   ============  =============  =============

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                           (UNAUDITED)
                                                                               1999          1998
                                                                           -----------    -----------
ASSETS
Developments in progress:
       Land                                                                $    46,132    $    10,437
       Development costs                                                        17,000          2,519
Rental Property, at cost:
       Land                                                                    646,852        702,840
       Buildings, leasehold interests and improvements                       3,084,466      3,403,152
       Deferred lease costs                                                    157,015        143,188
                                                                           -----------    -----------
                                                                             3,951,465      4,262,136
       Less: Accumulated depreciation and amortization                         290,998        286,664
                                                                           -----------    -----------
          Total Development and Rental Property                              3,660,467      3,975,472

Assets held for sale                                                            62,185         77,568
Cash and cash equivalents                                                       19,679         61,869
Restricted cash                                                                222,043          9,114
Investment in joint ventures                                                    31,725         31,500
Other deferred costs, net of accumulated amortization of $7,092 and $999        42,655         47,807
Deferred tenant receivables                                                     77,243         53,489
Tenant and other receivables, net                                               14,725         10,326
Other assets                                                                    39,506         14,839
                                                                           -----------    -----------
TOTAL ASSETS                                                               $ 4,170,228    $ 4,281,984
                                                                           ===========    ===========

LIABILITIES
Long-term debt, inclusive of $16,149 and $25,031 of unamortized premium    $ 1,448,331    $ 1,532,474
Credit facility                                                                329,000        465,000
Accrued interest                                                                10,961         10,933
Accrued real estate taxes                                                       16,457         16,395
Accounts payable and accrued expenses                                           45,006         51,454
Distributions payable                                                              -           38,163
Unearned revenue and other liabilities                                          40,881         23,890
                                                                           -----------    -----------
TOTAL LIABILITIES                                                            1,890,636      2,138,309
                                                                           -----------    -----------
MINORITY INTEREST
Minority interest in operating partnership                                     284,566        283,388
Minority interest in joint ventures                                             22,532         23,420
                                                                           -----------    -----------
TOTAL MINORITY INTEREST                                                        307,098        306,808
                                                                           -----------    -----------

Commitments and contingencies

Redeemable preferred stock; 344,828 shares authorized;
   0 shares issued and outstanding                                                 -              -

STOCKHOLDERS' EQUITY
7% Cumulative convertible preferred stock, $16.50 stated value;
   65,000,000 shares authorized; 3,030,303 shares issued and outstanding        50,000         50,000
Common stock, no par value; 250,000,000 shares authorized;
   129,610,536 shares issued and 129,252,303 shares outstanding                    -              -
Paid-in capital                                                              1,786,479      1,788,567
Retained earnings                                                              133,614            -
Accumulated other comprehensive income                                           9,424            -
Deferred compensation                                                           (2,012)        (1,700)
                                                                           -----------    -----------

                                                                             1,977,505      1,836,867
Treasury stock, 358,233 shares, at cost                                         (5,011)           -
                                                                           -----------    -----------
TOTAL STOCKHOLDERS' EQUITY                                                   1,972,494      1,836,867
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 4,170,228    $ 4,281,984
                                                                           ===========    ===========